Exhibit 99
1201 S. Second Street
Milwaukee, WI 53204
USA

News Release

Contact	Ed Moreland Media Relations Rockwell Automation 571.296.0391	Aijana Zellner Investor Relations Rockwell Automation 440.289.8439
Rockwell Automation Reports Third Quarter 2026 Results

•Reported sales up 8% year over year; organic sales up 10% year over year
•Diluted EPS of $3.65 and Adjusted EPS of $3.49; up 40% and 22% year over year, respectively
•Organic ARR up 6% year over year; software ARR up high single digits year over year
•Updates fiscal 2026 reported sales growth and organic sales growth ranges to 7.5% - 9.5%
•Updates fiscal 2026 diluted EPS guidance range to $12.72 - $13.02 and Adjusted EPS guidance range to $13.00 - $13.30
•Completed the dissolution of the Sensia joint venture on April 1

MILWAUKEE (August 4, 2026) — Rockwell Automation, Inc. (NYSE: ROK) today reported third quarter fiscal 2026 results.

"Our strong third-quarter performance reflects healthy customer demand, an accelerated pace of innovation, and disciplined execution. Continued strength in semiconductor, data center, and warehouse automation, as well as improving activity in automotive and life sciences, drove growth across the business. Our 10% organic sales growth, combined with favorable mix and operational discipline, yielded double-digit earnings growth and expanded margins," said Blake Moret, Chairman and CEO.

Fiscal Q3 2026 Financial Results
On April 1, the Company completed the dissolution of the Sensia joint venture, which included the divestiture of certain businesses to the joint venture partner. Prior period reported sales and total ARR have been adjusted to calculate organic sales and ARR.
Fiscal 2026 third quarter sales were $2,313 million, up 8% from $2,144 million in the third quarter of fiscal 2025. Organic sales increased 10%. Divestitures decreased sales by (3)% and currency translation increased sales by 1%.
Income before income taxes was $470 million in the third quarter of fiscal 2026 compared to $342 million in the same period last year. Pre-tax margin was 20.3% in the third quarter of fiscal 2026 compared to 16.0% in the same period last year. Enterprise operating profit was $516 million in the third quarter of fiscal 2026, up 23% from $418 million in the same period of fiscal 2025. Enterprise operating margin was 22.3% compared to 19.5% a year ago. The increases in pre-tax margin and Enterprise operating margin were primarily due to higher sales volume, favorable mix, and the margin benefit of the Sensia joint venture dissolution, partially offset by negative price/cost.
Fiscal 2026 third quarter Net income attributable to Rockwell Automation was $408 million or $3.65 per share, compared to $295 million or $2.60 per share in the third quarter of fiscal 2025. The increases in Net income attributable to Rockwell Automation and diluted EPS were primarily due to higher pre-tax margin. Fiscal 2026 third quarter Adjusted EPS was $3.49, up 22% compared to $2.85 in the third quarter of fiscal 2025 primarily due to higher Enterprise operating margin.
Cash provided by operating activities in the third quarter of fiscal 2026 was $724 million compared to $527 million in the third quarter of fiscal 2025. Free cash flow in the third quarter of fiscal 2026 was $654 million, compared to $489 million in the same period last year. Increases in cash provided by operating activities and free cash flow were primarily due to higher pre-tax income.

Fiscal Year 2026 Outlook
The table below provides updated fiscal 2026 guidance.

	Updated Guidance (1)	Prior Guidance (1)
Reported sales midpoint	~$9.0B	~$8.9B
Reported sales growth	7.5% - 9.5%	5% - 9%
Organic sales growth (2)	7.5% - 9.5%	5% - 9%
Divestiture	~ (1.5)%	~ (1.5)%
Currency translation	~ 1.5%	~ 1.5%
Diluted EPS	$12.72 - $13.02	$11.88 - $12.48
Adjusted EPS (2)	$13.00 - $13.30	$12.50 - $13.10

(1) Updated guidance as of August 4, 2026; Prior guidance as of May 5, 2026. Guidance does not include sales, earnings, or cash flows related to the divested businesses of the Sensia joint venture in the second half of fiscal 2026.
(2) Organic sales growth and Adjusted EPS are non-GAAP measures. See Organic Sales, Adjusted Income, Adjusted EPS, and Adjusted Effective Tax Rate for more information on these non-GAAP measures.

"Our updated fiscal 2026 outlook reflects the strong execution of our team and our confidence in the opportunities ahead. We continue to perform at the high end of our growth framework while expanding margins and investing in innovation. With a differentiated portfolio, a world-class partner ecosystem, and a highly engaged team, we are well positioned to extend our leadership and deliver sustainable value over the long term,” Moret continued.

Following is a discussion of third quarter results for our business segments.
Intelligent Devices
Intelligent Devices third quarter fiscal 2026 sales were $1.1 billion, an increase of 12% compared to $968 million in the same period last year. Organic sales increased 10% and currency translation increased sales by 2%. Segment operating earnings were $216 million compared to $182 million in the same period last year. Segment operating margin increased to 20.0% from 18.8% a year ago. The increase in segment operating margin from prior year was driven by higher sales volume, favorable currency, and favorable mix, partially offset by negative price/cost.

Software & Control
Software & Control third quarter fiscal 2026 sales were $751 million, an increase of 19% compared to $629 million in the same period last year. Organic sales increased 18% and currency translation increased sales by 1%. Segment operating earnings were $261 million compared to $199 million in the same period last year. Segment operating margin increased to 34.8% from 31.6% a year ago driven by higher sales volume, partially offset by negative price/cost.

Lifecycle Services
Lifecycle Services third quarter fiscal 2026 sales were $482 million, a decrease of (12)% compared to $547 million in the same period last year. Organic sales decreased (2)%. Divestitures decreased sales by (11)% and currency translation increased sales by 1%. Segment operating earnings were flat year over year at $73 million. Segment operating margin increased to 15.1% from 13.3% a year ago driven by strong project execution and the margin benefit from the Sensia joint venture dissolution, partially offset by lower sales volume.

Supplemental Information
ARR - Organic ARR grew 6% compared to the end of the third quarter of fiscal 2025.
Corporate and other - Fiscal 2026 third quarter Corporate and other expense was $34 million compared to $36 million in the third quarter of fiscal 2025.
Amortization of acquisition-related intangible assets - Fiscal 2026 third quarter Amortization of acquisition-related intangible assets expense was $30 million, compared to $35 million in the third quarter of fiscal 2025.
Tax - On a GAAP basis, the effective tax rate in the third quarter of fiscal 2026 was 13.2% compared to 14.3% in the third quarter of fiscal 2025. The decrease in the effective tax rate was primarily due to the favorable discrete tax items related to the dissolution of the Sensia joint venture, partially offset by the impact of BEPS Pillar Two minimum tax rules. The Adjusted Effective Tax Rate for the third quarter of fiscal 2026 was 19.2% compared to 15.3% in the prior year. The increase in the Adjusted Effective Tax Rate was primarily due to the impact of BEPS Pillar Two.
Share repurchases - During the third quarter of fiscal 2026, the Company repurchased approximately 0.3 million shares of its common stock at a cost of $145 million. At June 30, 2026, approximately $1.2 billion remained available under our existing share repurchase authorizations.
Return on Invested Capital (ROIC) - On a GAAP basis, ROIC was 18.4% for the twelve months ended June 30, 2026, compared to 16.3% for the twelve months ended June 30, 2025. Adjusted ROIC was 18.8% for the twelve months ended June 30, 2025, compared to 15.0% for the twelve months ended June 30, 2025.
Net Income and Adjusted EBITDA - Net Income was $408 million for the three months ended June 30, 2026, compared to $293 million for the three months ended June 30, 2025. Adjusted EBITDA was $565 million for the three months ended June 30, 2026, compared to $461 million for the three months ended June 30, 2025. The increase was primarily driven by higher net income.

Definitions
Non-GAAP Measures - Organic sales, Enterprise operating profit, Enterprise operating margin, Adjusted Income, Adjusted EPS, Adjusted Effective Tax Rate, free cash flow, free cash flow conversion, Adjusted ROIC, Adjusted EBITDA, and Adjusted EBITDA margin are non-GAAP measures that are reconciled to GAAP measures in the attachments to this release.
Total ARR - Annual recurring revenue (ARR) is a key metric that enables measurement of progress in growing our recurring revenue business. It represents the annual contract value of all active recurring revenue contracts at any point in time. Recurring revenue is defined as a revenue stream that is contractual, typically for a period of 12 months or more, and has a high probability of renewal. The probability of renewal is based on historical renewal experience of the individual revenue streams, or management's best estimates if historical renewal experience is not available. Total ARR growth is calculated as the dollar change in ARR, adjusted to exclude the effects of currency, divided by ARR as of the prior period. The effects of currency translation are excluded by calculating Total ARR on a constant currency basis. Total ARR includes acquisitions even if there was no comparable ARR in the prior period. We believe that Total ARR provides useful information to investors because it reflects our recurring revenue performance period over period including the effect of acquisitions. Our measure of ARR may be different from measures used by other companies. Because ARR is based on annual contract value, it does not represent revenue recognized during a particular reporting period or revenue to be recognized in future reporting periods and is not intended to be a substitute for revenue, contract liabilities, or backlog.
Organic ARR - Organic annual recurring revenue is Total ARR that excludes comparable ARR in the prior period for the divested businesses.

Conference Call
A conference call to discuss the quarterly results will be held at 8:30 a.m. Eastern Time on August 4, 2026. This call will be an audio webcast and accessible on the Rockwell Automation website (https://www.rockwellautomation.com/en-us/company/investor-relations.html). Presentation materials will also be available on the website prior to the call.
Interested parties can access the conference call by using the following numbers: (888) 330-2022 in North America; (365) 977-0051 in Canada; +1 (646) 960-0690 for other countries. Use the following passcode: 5499533. Please call in 10 minutes prior to the start of the call.
A replay of the call will be available on the Investor Relations section of the Rockwell website through September 4, 2026.

This news release contains statements (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Words such as “believe”, “estimate”, “project”, “plan”, “expect”, “anticipate”, “will”, “intend”, and other similar expressions may identify forward-looking statements. Actual results may differ materially from those projected as a result of certain risks and uncertainties, many of which are beyond our control, including but not limited to:
•macroeconomic factors, including inflation, global and regional business conditions (including adverse impacts in certain markets, such as Oil & Gas), commodity prices, currency exchange rates, the cyclical nature of our customers’ capital spending, and sovereign debt concerns;
•laws, regulations, and governmental policies affecting our activities in the countries where we do business, including those related to trade policies, including tariffs, taxation, trade controls, cybersecurity, and climate change;
•the severity and duration of disruptions to our business due to natural disasters (including those as a result of climate change), pandemics, acts of war, strikes, terrorism, social unrest or other causes;
•the availability and price of components and materials;
•our ability to manage and mitigate the risk related to security vulnerabilities and breaches of our hardware and software products, solutions, and services;
•the availability, effectiveness, and security of our information technology systems;
•the successful execution of our cost productivity and margin expansion initiatives;
•our ability to attract, develop, and retain qualified employees;
•the successful integration and management of strategic transactions and achievement of the expected benefits of these transactions;
•the successful development of advanced technologies and demand for and market acceptance of new and existing hardware and software products;
•our ability to manage and mitigate the risks associated with our solutions and services businesses;
•competitive hardware and software products, solutions, and services, pricing pressures, and our ability to provide high quality products, solutions, and services;
•the availability and cost of capital;
•disruptions to our distribution channels or the failure of distributors to develop and maintain capabilities to sell our products;
•intellectual property infringement claims by others and the ability to protect our intellectual property;
•the uncertainty of claims by taxing authorities in the various jurisdictions where we do business;
•the uncertainties of litigation, including liabilities related to the safety and security of the hardware and software products, solutions, and services we sell;
•our ability to manage costs related to employee retirement and health care benefits; and
•other risks and uncertainties, including but not limited to those detailed from time to time in our Securities and Exchange Commission (SEC) filings.

Rockwell Automation, Inc. (NYSE: ROK), is a global leader in industrial automation and digital transformation. We connect the imaginations of people with the potential of technology to expand what is humanly possible, making the world more productive and more sustainable. Headquartered in Milwaukee, Wisconsin, Rockwell Automation employs approximately 26,000 problem solvers dedicated to our customers in more than 100 countries as of fiscal year end 2025. To learn more about how we are bringing The Connected Enterprise(R) to life across industrial enterprises, visit www.rockwellautomation.com.

ROCKWELL AUTOMATION, INC.
CONDENSED STATEMENT OF OPERATIONS INFORMATION
(in millions, except percentages)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2026	2025	2026	2025
Sales (a)	$2,313	$2,144	$6,657	$6,026
Cost of sales	(1,169)	(1,098)	(3,372)	(3,130)
Gross profit (b)	1,144	1,046	3,285	2,896
Selling, general and administrative expenses (c)	(490)	(498)	(1,446)	(1,443)
Engineering and development (d)	(173)	(170)	(525)	(488)
Other income	22	5	39	8
Interest expense	(33)	(41)	(101)	(119)
Income before income taxes	470	342	1,252	854
Income tax provision	(62)	(49)	(191)	(135)
Net income	408	293	1,061	719
Net loss attributable to noncontrolling interests	—	(2)	(2)	(12)
Net income attributable to Rockwell Automation, Inc.	$408	$295	$1,063	$731

Gross profit as percent of sales (b/a)	49.5%	48.8%	49.3%	48.1%
SG&A as percent of sales (c/a)	21.2%	23.2%	21.7%	23.9%
E&D as percent of sales (d/a)	7.5%	7.9%	7.9%	8.1%

Note: Engineering and development was previously included in Cost of sales. Prior year has been recast to conform with current year presentation.

ROCKWELL AUTOMATION, INC.
SALES AND EARNINGS INFORMATION
(in millions, except per share amounts and percentages)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2026	2025	2026	2025
Sales
Intelligent Devices (a)	$1,080	$968	$3,041	$2,670
Software & Control (b)	751	629	2,064	1,726
Lifecycle Services (c)	482	547	1,552	1,630
Total sales (d)	$2,313	$2,144	$6,657	$6,026
Segment operating earnings
Intelligent Devices (e)	$216	$182	$592	$461
Software & Control (f)	261	199	696	503
Lifecycle Services (g)	73	73	227	219
Corporate and other (1)	(34)	(36)	(90)	(98)
Enterprise operating profit (2) (h)	516	418	1,425	1,085
Amortization of acquisition-related intangible assets (3)	(30)	(35)	(91)	(106)
Non-operating pension and postretirement benefit credit	4	—	10	—
Net legacy asbestos and environmental charges (1)	(1)	(4)	(3)	(13)
Change in fair value of investments	(7)	—	(7)	(3)
Gain on dissolution of Sensia, net of transaction costs	18	—	10	—
Interest expense, net	(30)	(37)	(92)	(109)
Income before income taxes (i)	470	342	1,252	854
Income tax provision	(62)	(49)	(191)	(135)
Net income	408	293	1,061	719
Net loss attributable to noncontrolling interests	—	(2)	(2)	(12)
Net income attributable to Rockwell Automation, Inc.	$408	$295	$1,063	$731

Diluted EPS	$3.65	$2.60	$9.44	$6.43

Adjusted EPS (4)	$3.49	$2.85	$9.55	$7.20

Diluted weighted average outstanding shares	111.6	113.0	112.3	113.2

Pre-tax margin (i/d)	20.3%	16.0%	18.8%	14.2%

Intelligent Devices segment operating margin (e/a)	20.0%	18.8%	19.5%	17.3%
Software & Control segment operating margin (f/b)	34.8%	31.6%	33.7%	29.1%
Lifecycle Services segment operating margin (g/c)	15.1%	13.3%	14.6%	13.4%
Enterprise operating margin (2) (h/d)	22.3%	19.5%	21.4%	18.0%
(1) Legacy asbestos and environmental charges were previously included in Corporate and other. Three and nine months ended June 30, 2025 have been recast to conform with current year presentation.
(2) Enterprise operating profit and Enterprise operating margin are non-GAAP financial measures. We exclude from income before income taxes and pre-tax margin, amortization of acquisition-related intangible assets, impairment, non-operating pension and postretirement benefit credit, net legacy asbestos and environmental charges, change in fair value of investments, restructuring charges aligned with enterprise-wide strategic initiatives, gain on dissolution of Sensia, net of transaction costs, and interest expense, net because we do not consider these items to be directly related to the operating performance of our enterprise. We believe Enterprise operating profit and Enterprise operating margin are useful to investors as measures of operating performance. We use these measures to monitor and evaluate the profitability of our operating enterprise. Our measures of Enterprise operating profit and Enterprise operating margin may be different from measures used by other companies.

(3) Amortization of acquisition-related intangibles excludes amortization of internally developed and capitalized intangible assets. See Other Supplemental Information for our presentation and reconciliation by segment.
(4) Adjusted EPS is a non-GAAP earnings measure. See Adjusted Income, Adjusted EPS, and Adjusted Effective Tax Rate for more information on this non-GAAP measure.

ROCKWELL AUTOMATION, INC.
CONDENSED BALANCE SHEET INFORMATION
(in millions)

	June 30, 2026	September 30, 2025
Assets
Cash and cash equivalents	$479	$468
Receivables	1,937	1,931
Inventories	1,243	1,247
Property, net	839	797
Operating lease right-of-use assets	346	403
Goodwill and intangibles	4,524	4,703
Other assets	1,723	1,670
Total	$11,091	$11,219
Liabilities and Shareowners’ Equity
Short-term debt	$688	$610
Accounts payable	935	930
Long-term debt	2,570	2,614
Operating lease liabilities	268	329
Other liabilities	3,134	3,025
Shareowners' equity attributable to Rockwell Automation, Inc.	3,494	3,654
Noncontrolling interests	2	57
Total	$11,091	$11,219

ROCKWELL AUTOMATION, INC.
CONDENSED CASH FLOW INFORMATION
(in millions)

	Nine Months Ended June 30,
	2026	2025
Operating activities:
Net income	$1,061	$719
Depreciation and amortization	237	240
Retirement benefits expense	19	31
Pension contributions	(5)	(8)
Gain on dissolution of Sensia	(20)	—
Receivables/inventories/payables	(53)	(13)
Contract liabilities	41	65
Compensation and benefits	(26)	87
Income taxes	(92)	(130)
Other operating activities	116	99
Cash provided by operating activities	1,278	1,090
Investing activities:
Capital expenditures	(179)	(137)
Purchases of investments	(14)	(13)
Dissolution of Sensia, net of cash derecognized	(7)	—
Other investing activities	(5)	(15)
Cash used for investing activities	(205)	(165)
Financing activities:
Net issuance (repayment) of commercial paper	162	(398)
Issuance of short-term debt	33	513
Issuance of long-term debt	—	12
Repayment of short-term debt	(70)	—
Repayment of long-term debt	(62)	(300)
Cash dividends	(464)	(444)
Purchases of treasury stock	(754)	(356)
Proceeds from the exercise of stock options	93	78
Other financing activities	—	(9)
Cash used for financing activities	(1,062)	(904)
Effect of exchange rate changes on cash	—	3
Increase in cash and cash equivalents	$11	$24

ROCKWELL AUTOMATION, INC.
OTHER SUPPLEMENTAL INFORMATION
(in millions, except percentages)
Organic Sales
We translate sales of subsidiaries operating outside of the United States using exchange rates effective during the respective period. Therefore, changes in currency exchange rates affect our reported sales. Sales by acquired businesses also affect our reported sales. We believe that organic sales, defined as sales excluding the effects of acquisitions, and changes in currency exchange rates, which is a non-GAAP financial measure, provides useful information to investors because it reflects regional and operating segment performance from the activities of our businesses without the effect of acquisitions and changes in currency exchange rates. We use organic sales as one measure to monitor and evaluate our regional and operating segment performance. When we acquire businesses, we exclude sales in the current period for which there are no comparable sales in the prior period. We determine the effect of changes in currency exchange rates by translating the respective period’s sales using the same currency exchange rates that were in effect during the prior year. When we divest a business, we exclude sales in the prior period for which there are no comparable sales in the current period. Organic sales growth is calculated by comparing organic sales to reported sales in the prior year, excluding divestitures. We attribute sales to the geographic regions based on the country of destination.
The following is a reconciliation of reported sales to organic sales for the three and nine months ended June 30, 2026, compared to sales for the three and nine months ended June 30, 2025:

	Three Months Ended June 30,
	2026			2025
	Reported Sales	Effect of Changes in Currency	Organic Sales	Reported Sales	Divestiture	Sales Excluding Divestiture
North America	$1,482	$1	$1,481	$1,354	$(34)	$1,320
EMEA	404	12	392	392	(25)	367
Asia Pacific	288	2	286	266	(2)	264
Latin America	139	12	127	132	(1)	131
Total	$2,313	$27	$2,286	$2,144	$(62)	$2,082

	Nine Months Ended June 30,
	2026			2025
	Reported Sales	Effect of Changes in Currency	Organic Sales	Reported Sales	Divestiture	Sales Excluding Divestiture
North America	$4,233	$7	$4,226	$3,792	$(34)	$3,758
EMEA	1,206	78	1,128	1,082	(25)	1,057
Asia Pacific	800	8	792	744	(2)	742
Latin America	418	34	384	408	(1)	407
Total	$6,657	$127	$6,530	$6,026	$(62)	$5,964

The following is a reconciliation of reported sales to organic sales for our operating segments for the three and nine months ended June 30, 2026, compared to sales for the three and nine months ended June 30, 2025:

	Three Months Ended June 30,
	2026			2025
	Reported Sales	Effect of Changes in Currency	Organic Sales	Reported Sales	Divestiture	Sales Excluding Divestiture
Intelligent Devices	$1,080	$13	$1,067	$968	$—	$968
Software & Control	751	9	742	629	—	629
Lifecycle Services	482	5	477	547	(62)	485
Total	$2,313	$27	$2,286	$2,144	$(62)	$2,082

	Nine Months Ended June 30,
	2026			2025
	Reported Sales	Effect of Changes in Currency	Organic Sales	Reported Sales	Divestiture	Sales Excluding Divestiture
Intelligent Devices	$3,041	$58	$2,983	$2,670	$—	$2,670
Software & Control	2,064	38	2,026	1,726	—	1,726
Lifecycle Services	1,552	31	1,521	1,630	(62)	1,568
Total	$6,657	$127	$6,530	$6,026	$(62)	$5,964

The following is a reconciliation of reported sales growth to organic sales growth for the three and nine months ended June 30, 2026, compared to sales for the three and nine months ended June 30, 2025:

	Three Months Ended June 30, 2026
	Reported Sales Growth	Effect of Changes in Currency	Effect of Divestiture	Organic Sales Growth
North America	9%	—%	(3)%	12%
EMEA	3%	3%	(7)%	7%
Asia Pacific	8%	—%	—%	8%
Latin America	5%	9%	(1)%	(3)%
Total	8%	1%	(3)%	10%

	Nine Months Ended June 30, 2026
	Reported Sales Growth	Effect of Changes in Currency	Effect of Divestiture	Organic Sales Growth
North America	12%	1%	(1)%	12%
EMEA	11%	7%	(3)%	7%
Asia Pacific	8%	2%	(1)%	7%
Latin America	2%	8%	—%	(6)%
Total	10%	2%	(1)%	9%

The following is a reconciliation of reported sales growth to organic sales growth for our operating segments for the three and nine months ended June 30, 2026, compared to sales for the three and nine months ended June 30, 2025:

	Three Months Ended June 30, 2026
	Reported Sales Growth	Effect of Changes in Currency	Effect of Divestiture	Organic Sales Growth
Intelligent Devices	12%	2%	—%	10%
Software & Control	19%	1%	—%	18%
Lifecycle Services	(12)%	1%	(11)%	(2)%
Total	8%	1%	(3)%	10%

	Nine Months Ended June 30, 2026
	Reported Sales Growth	Effect of Changes in Currency	Effect of Divestiture	Organic Sales Growth
Intelligent Devices	14%	2%	—%	12%
Software & Control	20%	3%	—%	17%
Lifecycle Services	(5)%	2%	(4)%	(3)%
Total	10%	2%	(1)%	9%

ROCKWELL AUTOMATION, INC.
OTHER SUPPLEMENTAL INFORMATION
(in millions, except per share amounts and percentages)
Adjusted Income, Adjusted EPS, and Adjusted Effective Tax Rate
Adjusted Income, Adjusted EPS, and Adjusted Effective Tax Rate are non-GAAP earnings measures that exclude non-operating pension and postretirement benefit credit, amortization of acquisition-related intangible assets, net legacy asbestos and environmental charges, gain on dissolution of Sensia, net of transaction costs, change in fair value of investments, and restructuring charges aligned with enterprise-wide strategic initiatives, including their respective tax effects and discrete tax items. Non-operating pension and postretirement benefit credit is defined as all components of our net periodic pension and postretirement benefit cost except for service cost.
The Company adjusts its non-GAAP results to exclude Amortization of acquisition-related intangible assets as such amounts are significantly impacted by the timing and/or size of acquisitions. Management believes that the adjustment of Amortization of acquisition-related intangible assets supplements the GAAP information with a measure that can be used to assess the comparability of operating performance between periods and as compared to industry peers. Although the Company excludes Amortization of acquisition-related intangible assets from its non-GAAP expenses, management believes that it is important for investors to understand that such intangible assets were recorded as part of an acquisition and contribute to revenue generation.
In fiscal 2026, we updated the definition of our non-GAAP earnings measures to exclude the gain on the dissolution of the Sensia joint venture, net of transaction costs, tax, and tax items. We believe the change to our definition provides a more useful presentation of our operating performance to investors as these costs and tax effects are not reflective of our ongoing operations. We did not revise prior years because there were no similar amounts.
We believe that Adjusted Income, Adjusted EPS, and Adjusted Effective Tax Rate provide useful information to our investors about our operating performance and allow management and investors to compare our operating performance period over period. Adjusted EPS is also used as a financial measure of performance for our annual incentive compensation. Our measures of Adjusted Income, Adjusted EPS, and Adjusted Effective Tax Rate may be different from measures used by other companies. These non-GAAP measures should not be considered a substitute for Net income attributable to Rockwell Automation, diluted EPS, and effective tax rate.
The following are the components of operating and non-operating pension and postretirement benefit cost (credit):

	Three Months Ended June 30,		Nine Months Ended June 30,
	2026	2025	2026	2025
Service cost	$10	$10	$29	$31
Operating pension and postretirement benefit cost	10	10	29	31

Interest cost	34	35	104	103
Expected return on plan assets	(42)	(42)	(127)	(125)
Amortization of net actuarial loss	4	7	13	22
Non-operating pension and postretirement benefit credit	(4)	—	(10)	—

Net periodic pension and postretirement benefit cost	$6	$10	$19	$31
The components of net periodic pension and postretirement benefit cost other than the service cost component are included in Other income in the Condensed Statement of Operations.
Amortization of acquisition-related intangible assets and non-operating pension and postretirement benefit credit are not allocated to our operating segments because these costs are excluded from our measurement of each segment's operating performance for internal purposes. If we were to allocate these costs, we would attribute them to each of our segments as follows (in millions):

	Three Months Ended June 30,		Nine Months Ended June 30,
	2026	2025	2026	2025
Amortization of acquisition-related intangible assets (1)
Intelligent Devices	$10	$9	$31	$28
Software & Control	17	16	50	49
Lifecycle Services	3	9	10	28
Non-operating pension and postretirement benefit credit
Intelligent Devices	$(2)	$—	$(4)	$—
Software & Control	(2)	—	(4)	—
Lifecycle Services	(4)	—	(6)	(1)
(1) Amortization of acquisition-related intangible assets does not include amortization for intangibles internally developed, which is included in segment operating earnings. For the three and nine months ended June 30, 2026, the amortization expense for internally developed intangible amortization was $2 million and $8 million, respectively. For the three and nine months ended June 30, 2025, the amortization expense for internally developed intangible amortization was $3 million and $8 million, respectively.

The following are reconciliations of Net income attributable to Rockwell Automation, diluted EPS, and effective tax rate to Adjusted Income, Adjusted EPS, and Adjusted Effective Tax Rate, respectively:

	Three Months Ended June 30,		Nine Months Ended June 30,
	2026	2025	2026	2025
Net income attributable to Rockwell Automation	$408	$295	$1,063	$731
Non-operating pension and postretirement benefit credit	(4)	—	(10)	—
Tax effect of non-operating pension and postretirement credit	1	(1)	2	(1)
Amortization of acquisition-related intangible assets attributable to Rockwell Automation	30	33	90	98
Tax effect of amortization of acquisition-related intangible assets attributable to Rockwell Automation	(8)	(7)	(22)	(22)
Net legacy asbestos and environmental charges	1	4	3	13
Tax effect of net legacy asbestos and environmental charges	(1)	(1)	(1)	(3)
Change in fair value of investments	7	—	7	3
Tax effect of change in fair value of investments	(2)	—	(2)	(1)
Gain on dissolution of Sensia, net of transaction costs attributable to Rockwell Automation	(18)	—	(11)	—
Tax and tax items associated with gain on dissolution of Sensia, net of transaction costs attributable to Rockwell Automation	(23)	—	(44)	—
Adjusted Income	$391	$323	$1,075	$818

Diluted EPS	$3.65	$2.60	$9.44	$6.43
Non-operating pension and postretirement credit	(0.04)	—	(0.09)	—
Tax effect of non-operating pension and postretirement credit	0.01	(0.01)	0.02	(0.01)
Amortization of acquisition-related intangible assets attributable to Rockwell Automation	0.27	0.29	0.80	0.86
Tax effect of amortization of acquisition-related intangible assets attributable to Rockwell Automation	(0.07)	(0.06)	(0.20)	(0.19)
Net legacy asbestos and environmental charges	0.01	0.04	0.03	0.12
Tax effect of net legacy asbestos and environmental charges	(0.01)	(0.01)	(0.01)	(0.03)
Change in fair value of investments	0.06	—	0.06	0.03
Tax effect of change in fair value of investments	(0.02)	—	(0.02)	(0.01)
Gain on dissolution of Sensia, net of transaction costs attributable to Rockwell Automation	(0.17)	—	(0.09)	—
Tax and tax items associated with gain on dissolution of Sensia, net of transaction costs attributable to Rockwell Automation	(0.20)	—	(0.39)	—
Adjusted EPS	$3.49	$2.85	$9.55	$7.20

Effective tax rate	13.2%	14.3%	15.3%	15.8%
Tax effect of non-operating pension and postretirement credit	(0.1)%	0.3%	(0.1)%	0.1%
Tax effect of amortization of acquisition-related intangible assets attributable to Rockwell Automation	0.9%	0.6%	0.7%	0.6%
Tax effect of net legacy asbestos and environmental charges	0.2%	0.1%	—%	0.1%
Tax effect of change in fair value of investments	0.2%	—%	0.1%	0.1%
Tax and tax items associated with gain on dissolution of Sensia, net of transaction costs attributable to Rockwell Automation	4.8%	—%	3.2%	—%
Adjusted Effective Tax Rate	19.2%	15.3%	19.2%	16.7%
Fiscal 2026 Guidance

Fiscal 2026 Guidance

Diluted EPS	$12.72 - $13.02
Non-operating pension and postretirement benefit credit, net of tax	(0.09)
Amortization of acquisition-related intangible assets attributable to Rockwell Automation, net of tax	0.80
Legacy asbestos and environmental charges, net of tax	0.02
Change in fair value of investments (1)	0.04
Gain on dissolution of Sensia, net of transaction costs, tax, and tax items attributable to Rockwell Automation (1)	(0.49)
Adjusted EPS	$13.00 - $13.30

Effective tax rate	~ 16.5%
Tax effect of non-operating pension and postretirement benefit credit	~ —%
Tax effect of amortization of acquisition-related intangible assets attributable to Rockwell Automation	~ 0.5%
Tax effect of net legacy asbestos and environmental charges	~ —%
Tax effect of change in fair value of investments (1)	~ —%
Tax and tax items associated with gain on dissolution of Sensia, net of transaction costs attributable to Rockwell Automation (1)	~ 2.5%
Adjusted Effective Tax Rate	~ 19.5%
(1) Items are not forecast due to difficulty in projecting future values.

Note: Guidance as of August 4, 2026; does not include sales, earnings, or cash flows related to the divested businesses of the Sensia joint venture in the second half of fiscal 2026.

ROCKWELL AUTOMATION, INC.
OTHER SUPPLEMENTAL INFORMATION
(in millions, except percentages)
Free Cash Flow
Our definition of free cash flow, which is a non-GAAP financial measure, takes into consideration capital investments required to maintain the operations of our businesses and execute our strategy. In our opinion, free cash flow provides useful information to investors regarding our ability to generate cash from business operations that is available for acquisitions and other investments, service of debt principal, dividends, and share repurchases. We use free cash flow, as defined, as one measure to monitor and evaluate our performance, including as a financial measure for our annual incentive compensation. Our definition of free cash flow may be different from definitions used by other companies.
The following table summarizes free cash flow by quarter:

	Sep. 30, 2024	Dec. 31, 2024	Mar. 31, 2025	Jun. 30, 2025	Sep. 30, 2025 (1)	Dec. 31, 2025	Mar. 31, 2026	Jun. 30, 2026
Cash provided by operating activities	$432	$364	$199	$527	$454	$234	$320	$724
Capital expenditures	(65)	(71)	(28)	(38)	(49)	(64)	(45)	(70)
Free cash flow	$367	$293	$171	$489	$405	$170	$275	$654
(1) Includes a $70 million voluntary contribution to the U.S. pension plan.
Free cash flow conversion (free cash flow as a percentage of Adjusted Income) is a non-GAAP financial measure, which reflects our ability to generate cash from the operations of our business while considering the capital investments required to maintain operations and execute our strategy as a ratio of our operating performance. We believe free cash flow conversion provides useful information to investors about our ability to convert operating performance into cash generation. Our measure of free cash flow conversion may be different from measures used by other companies.
The table below provides free cash flow conversion for the three months ended June 30, 2026 and 2025:

	Quarter Ended
	Jun. 30, 2026	Jun. 30, 2025
Free cash flow (a)	$654	$489
Adjusted Income (b)	391	323
Free cash flow conversion (a/b)	167%	151%

Return On Invested Capital and Adjusted Return On Invested Capital

Our press release contains information regarding Adjusted ROIC, which is a non-GAAP financial measure. We believe that Adjusted ROIC is useful to investors as a measure of performance and of the effectiveness of the use of capital in our operations. We use Adjusted ROIC as one measure to monitor and evaluate our performance. Our measure of Adjusted ROIC may be different from that used by other companies. We define Adjusted ROIC as the percentage resulting from the following calculation:

(a) net income, before interest expense, income tax provision, amortization of acquisition-related intangible assets, and goodwill and intangible asset impairment divided by;

(b) average invested capital for the year, calculated as a five quarter rolling average using the sum of short-term debt, long-term debt, shareowners’ equity, and accumulated amortization of goodwill and other intangible assets, minus cash and cash equivalents, short-term investments, and long-term investments (fixed income securities), multiplied by;

(c) one minus the effective tax rate for the period.

ROIC and Adjusted ROIC are calculated as follows (in millions, except percentages):

	ROIC		Adjusted ROIC
	Twelve Months Ended June 30,
	2026	2025	2026	2025
(a) Return
Net income	$1,091	$957	$1,091	$957
Interest expense	138	160	138	160
Income tax provision	224	171	224	171
Amortization of acquisition-related intangible assets	—	—	126	142
Impairment	—	—	224	—
Return	$1,453	$1,288	$1,803	$1,430
(b) Average invested capital
Short-term debt	$818	$1,043	$818	$1,043
Long-term debt	2,589	2,574	2,589	2,574
Shareowners’ equity	3,620	3,559	3,620	3,559
Accumulated amortization of goodwill and intangibles	—	—	1,405	1,368
Cash and cash equivalents	(479)	(459)	(479)	(459)
Short-term and long-term investments	—	(2)	—	(2)
Average invested capital	$6,548	$6,715	$7,953	$8,083
(c) Effective tax rate
Income tax provision	$224	$171	$224	$171
Income before income taxes	1,315	1,128	1,315	1,128
Effective tax rate	17.0%	15.2%	17.0%	15.2%
(a) / (b) * (1-c) Return On Invested Capital	18.4%	16.3%	18.8%	15.0%

Adjusted EBITDA
Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP financial measures. We believe that Adjusted EBITDA and Adjusted EBITDA margin provide investors with additional insight into our financial results and operating trends by excluding non-operational, non-recurring, and non-cash items. We use Adjusted EBITDA and Adjusted EBITDA margin as measures to monitor and evaluate our performance. We define Adjusted EBITDA as net income before interest expense, net, income tax provision, depreciation, amortization, goodwill and intangible asset impairment, non-operating pension and postretirement benefit credit, net legacy asbestos and environmental charges, change in fair value of investments, gain on dissolution of Sensia, net of transaction costs, restructuring charges aligned with enterprise-wide strategic initiatives, and Adjusted EBITDA attributable to non-controlling interests. Our measures of Adjusted EBITDA and Adjusted EBITDA margin may be different from those used by other companies, and Adjusted EBITDA and Adjusted EBITDA margin are not substitutes for net income, net profit margin, or any other measure calculated in accordance with GAAP.

The following is a reconciliation of Net income to Adjusted EBITDA and net profit margin to Adjusted EBITDA margin (in millions, except percentages):

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
Net income (a)	$408	$293	$1,061	$719
Interest expense, net	30	37	92	109
Income tax provision	62	49	191	135
Depreciation	47	43	138	126
Amortization	32	38	99	114
Non-operating pension and postretirement benefit credit	(4)	—	(10)	—
Net legacy asbestos and environmental charges	1	4	3	13
Change in fair value of investments	7	—	7	3
Gain on dissolution of Sensia, net of transactions costs	(18)	—	(10)	—
Adjusted EBITDA attributable to noncontrolling interests	—	(3)	(9)	(4)
Adjusted EBITDA (b)	$565	$461	$1,562	$1,215

Sales (c)	$2,313	$2,144	$6,657	$6,026

Net profit margin (a/c)	17.6%	13.7%	15.9%	11.9%
Adjusted EBITDA margin (b/c)	24.4%	21.5%	23.5%	20.2%